Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	July 24, 2012
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY CLOSES OUT FISCAL YEAR 2012 WITH SEQUENTIAL QUARTERLY INCREASES IN REVENUES AND NET INCOME, WHEREAS FISCAL YEAR 2012 REVENUES AND NET INCOME DECREASED FROM THE PRIOR YEAR.

Milpitas, California, July 24, 2012, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter and fiscal year ended July 1, 2012. Quarterly revenues of $330.0 million for the fourth quarter of fiscal year 2012 increased $17.7 million or 5.7% over the previous quarter's revenue of $312.4 million and decreased $28.5 million or 8.0% from $358.6 million reported in the fourth quarter of fiscal year 2011. Net income of $103.3 million increased $4.8 million or 4.9% over the third quarter of fiscal year 2012 and decreased $54.9 million or 34.7% from the fourth quarter of fiscal year 2011. Net income for the fourth quarter of fiscal year 2011 benefited from a lower tax rate of 9.5% compared to the fourth quarter of fiscal year 2012 rate of 26.5%. The Company's tax rate in the prior year quarter included a quarterly tax benefit from a settlement with the IRS related to its audit of prior fiscal years. Diluted earnings per share of $0.44 per share in the fourth quarter of fiscal year 2012 increased $0.02 per share or 5% over the third quarter of fiscal year 2012 and decreased $0.24 per share or 35% from the fourth quarter of fiscal year 2011.

Revenue for fiscal year 2012 was $1.27 billion, a decrease of 14.6% or $217.3 million from revenue of $1.48 billion for the previous fiscal year. Net income of $398.1 million for fiscal year 2012 decreased $182.7 million or 31.5% from $580.8 million reported in the previous fiscal year. Fiscal year 2012 results were impacted by a $3.2 million charge related to acquisition costs for Dust Networks while the previous fiscal year benefited from a $4.2 million gain related to various legal settlements and from a lower tax rate of 19.8% compared to 25.7% in fiscal 2012. Diluted earnings per share for fiscal year 2012 was $1.70, a decrease of 32% or $0.80 per share from the prior fiscal year.

During the fourth quarter the Company's cash, cash equivalents and marketable securities increased by $91.2 million to $1.2 billion. A cash dividend of $0.25 will be paid on August 29, 2012 to stockholders of record on August 17, 2012.

According to Lothar Maier, CEO, “Our fourth quarter financial results were in the mid range of our guidance as sales grew 6% compared to the preceding third quarter and both gross margin and operating margin improved as a percent of sales.  This was also our fiscal year-end.  In a challenging global economic environment we improved as the year progressed growing sequentially 6% in each of the last two quarters.  Automotive was our best performing end-market, growing bookings 24% year over year.  Our largest end-market is industrial, which was 40% of our business.  Over the last three years industrial and automotive have been the fastest growing analog end-markets and we have grown these end-markets at a faster rate than the industry overall.

As we turn our focus to fiscal 2013, general economic sluggishness remains in the U.S. and we are particularly cautious about the European market and its sovereign debt issues.  Historically, the first fiscal quarter is a seasonally weak period in that region and this could be exacerbated by the continuing debt crisis.  We are hopeful that the strength we are seeing in Japan and Asia will continue to offset weakness in Europe and flatness in the USA.  Given the current environment and the level of bookings we have received over the past quarter, we are currently forecasting our revenues to be flat to up 3% over our just completed fourth fiscal quarter, generally in line with our historical seasonality for summer quarters.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. In particular, the statements regarding the demand for our products, our customers' ordering patterns and the anticipated trends in our sales and profits are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets and other factors described in our 10-Q for the quarter ended April 1, 2012.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, July 25, 2012 at 8:30 a.m. Pacific Coast Time. Those investors wishing to listen in may call (913) 312-1483, or toll free (888) 670-2254 before 8:15 a.m. to be included in the audience. There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com. A replay of the conference call will be available from July 25, 2012 through July 31, 2012.
You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #3353704. An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of July 25, 2012 until the fourth quarter earnings release next year.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for three decades. The Company's products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule subsystems, and wireless sensor network products. For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended			Twelve Months Ended
	July 1, 2012	April 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
Revenues	$330,011	$312,357	$358,557	$1,266,621	$1,483,962
Cost of sales (1)	81,263	77,662	79,011	312,539	324,445
Gross profit	248,748	234,695	279,546	954,082	1,159,517
Expenses:
Research & development (1)	59,479	57,580	55,950	224,467	226,516
Selling, general & administrative (1)	37,803	37,182	40,958	147,579	165,691
	97,282	94,762	96,908	372,046	392,207
Operating income	151,466	139,933	182,638	582,036	767,310
Interest expense	(6,881)	(6,902)	(6,968)	(27,649)	(32,501)
Amortization of debt discount(2)	(5,073)	(5,002)	(4,793)	(19,868)	(21,675)
Acquisition related costs	—	—	—	(3,195)	—
Interest and other income(3)	1,067	1,152	3,965	4,586	10,704
Income before income taxes	140,579	129,181	174,842	535,910	723,838
Provision for income taxes	37,253	30,682	16,610	137,799	143,056
Net income	$103,326	$98,499	$158,232	$398,111	$580,782

Earnings per share:
Basic	$0.44	$0.42	$0.68	$1.71	$2.52
Diluted	$0.44	$0.42	$0.68	$1.70	$2.50

Shares used in determining earnings per share:
Basic	234,290	233,346	231,771	233,013	230,806
Diluted	235,297	234,822	233,598	234,298	232,772

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$1,929	$1,902	$2,062	$7,579	$8,785
Research & development	9,017	8,876	9,192	35,389	39,359
Selling, general & administrative	4,649	4,580	4,940	18,257	21,077
(2) Amortization of debt discount (non-
cash interest expense)	5,073	5,002	4,793	19,868	21,675

Includes the following:
(3) Gain on legal settlement	—	—	2,500	—	4,200

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(Unaudited)

	July 1, 2012	July 3, 2011
ASSETS:
Current assets:
Cash, cash equivalents and marketable securities	$1,203,059	$922,537
Accounts receivable, net of allowance for doubtful
accounts of $2,035 ($2,043 at July 3, 2011)	153,090	169,637
Inventories	79,664	72,195
Deferred tax assets and other current assets	69,597	81,921
Total current assets	1,505,410	1,246,290

Property, plant & equipment, net	320,222	332,969
Other noncurrent assets	25,436	14,807
Total assets	$1,851,068	$1,594,066

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$11,459	$11,606
Accrued income taxes, payroll & other accrued liabilities	117,789	123,613
Deferred income on shipments to distributors	41,333	47,587
Total current liabilities	170,581	182,806

Convertible senior notes	805,599	785,732
Deferred tax and other noncurrent liabilities	138,380	119,917

Stockholders’ equity:
Common stock	1,588,045	1,466,098
Accumulated deficit	(851,702)	(961,617)
Accumulated other comprehensive income	165	1,130
Total stockholders’ equity	736,508	505,611
	$1,851,068	$1,594,066

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	July 1, 2012	April 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
Reported net income
(GAAP basis)	$103,326	$98,499	$158,232	$398,111	$580,782

Stock-based compensation	15,595	15,358	16,194	61,225	69,221
Amortization of debt
discount(1)	5,073	5,002	4,793	19,868	21,675
Acquisition related costs	—	—	—	3,195	—
Income tax effect of
non-GAAP adjustments	(5,477)	(4,836)	(1,994)	(21,673)	(17,964)

Non-GAAP net income	$118,517	$114,023	$177,225	$460,726	$653,714

Non-GAAP earnings per share
Basic	$0.51	$0.49	$0.76	$1.98	$2.83
Diluted	$0.50	$0.49	$0.76	$1.97	$2.81

1) Amortization of debt discount is non-cash interest expense related to the Company’s Convertible Senior Notes.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation, the amortization of the Company’s debt discount which is a non-cash interest expense and acquisition related costs.  The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation and non-cash interest expenses and the related tax effects primarily because they are significant non-cash expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.